Exhibit 99.1

222 LAKEVIEW AVENUE, SUITE 1500, WEST PALM BEACH, FL 33401

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NEWS RELEASE

FOR IMMEDIATE RELEASE

TODHUNTER INTERNATIONAL, INC. ANNOUNCES SHAREHOLDER APPROVAL OF NAME CHANGE TO CRUZAN INTERNATIONAL, INC.; RE-ELECTS TWO MEMBERS TO THE BOARD OF DIRECTORS

WEST PALM BEACH, FLORIDA—March 15, 2005—Todhunter International, Inc. (AMEX: THT), producer and distributor of the Cruzan line of rums from the Virgin Islands and a distiller of bulk rum, brandy and importer and marketer of premium branded spirits, today reported that it received shareholder approval to change its name to Cruzan International, Inc.  The name change will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State, which is expected to occur within the next few weeks.  Once the name change is effective, it is anticipated that the Company will continue trading on the American Stock Exchange under the ticker symbol “RUM.”

Also, at its Annual Shareholders’ Meeting today, Thomas A. Valdes and Donald L. Kasun were re-elected to the Board to serve terms through the date of the 2008 Annual Shareholders’ Meeting.

Finally, at its Board of Directors Meeting today, the Board re-appointed Leonard G. Rogers, Donald L. Kasun and Edward F. McDonnell as members of the Audit Committee and specifically determined that these directors were “independent” pursuant to applicable AMEX and SEC regulations and are qualified to continue to serve on the Audit Committee.

Todhunter International, Inc. is a major supplier of rum, brandy and wine to the beverage alcohol industry.  The Company also produces ultra-premium single-barrel aged rums and tropical rums, vinegar and other alcohol-related products.

Contact:	Ezra Shashoua, Executive Vice President & Chief Financial Officer
William J. Viggiano, Vice President and Controller
(561) 655-8977